Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Reddit, Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, par value $0.0001 per share. The following summary describes our capital stock and certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties (the “Investors’ Rights Agreement”), the governance agreement to which we, Advance Magazine Publishers Inc. (“Advance”), our principal stockholder, and Steve Huffman, our Chief Executive Officer and President and a member of our board of directors (the “Governance Agreement”), are parties, and the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws, the Investors’ Rights Agreement, and the Governance Agreement, copies of which have been filed publicly filed with the U.S. Securities and Exchange Commission (the “SEC”), and the applicable provisions of the Delaware General Corporation Law.
General
Our authorized capital stock consists of:
•2,000,000,000 shares of Class A common stock;
•140,000,000 shares of Class B common stock, par value $0.0001 per share;
•100,000,000 shares of Class C common stock, par value $0.0001 per share; and
•100,000,000 shares of undesignated preferred stock, par value $0.0001 per share.
Our board of directors is authorized, without stockholder approval except as required by the rules of the New York Stock Exchange (the “NYSE”) and subject to the rights granted to Advance pursuant to our amended and restated certificate of incorporation and the Governance Agreement, to issue additional shares of our capital stock.
Common Stock
We have three classes of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion rights.
Voting Rights
Each holder of our Class A common stock is entitled to one vote per share, each holder of our Class B common stock is entitled to 10 votes per share, and each holder of our Class C common stock is entitled to no votes per share. The holders of our Class A and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B common stock, or Class C common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. In addition, the affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding voting stock shall be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, including the provisions relating to amending our amended and restated bylaws and director liability. For so long as any shares of our Class B common stock remain outstanding, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our Class B common stock, voting separately as a class, shall be required to take certain actions, including amending the provisions of our amended and restated certificate of incorporation relating to the terms of our common stock, the availability of written consent in lieu of a meeting of our stockholders, and director liability.
Conversion Rights
Class B Common Stock. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers set forth in our amended and restated certificate of incorporation, including transfers to family members, certain trusts for estate planning purposes, entities under common control with or controlled by such holder of our Class B common stock, and with respect to Advance, any Advance Entity (as defined in our amended and restated certificate of incorporation). Once converted into Class A common stock, the Class B common stock will not be reissued.
All of the outstanding shares of Class B common stock will convert automatically into shares of Class A common stock upon the first date on which the aggregate number of outstanding shares of Class B common stock ceases to represent at least 7.5% of the aggregate number of then-outstanding shares of our Class A and Class B common stock. Once converted into Class A common stock, the Class B common stock will not be reissued.
Class C Common Stock. Subject to the rights granted to Advance pursuant to our amended and restated certificate of incorporation and the Governance Agreement, following the date on which no shares of our Class B common stock remain outstanding and upon the date and time, or occurrence of an event, specified by the affirmative vote of the holders of a majority of the then-outstanding shares of our Class A common stock, voting as a separate class, all of the outstanding shares of our Class C common stock will convert automatically into shares of our Class A common stock. We have no current plans to issue any Class C common stock.
Economic Rights
Dividends. Any dividend or distribution paid or payable to the holders of shares of Class A, Class B, and Class C common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A, Class B, and Class C common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A, Class B, or Class C common stock (or rights to acquire shares of Class A, Class B, or Class C common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock), holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock), and holders of Class C common stock shall receive Class C common stock (or rights to acquire shares of Class C common stock), unless a disparate dividend treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A, Class B, and Class C common stock, each voting separately as a class.
Liquidation. In the event of our liquidation, dissolution, or winding-up and upon the completion of the distributions required with respect to any series of redeemable convertible preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A, Class B, and Class C common stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A, Class B, and Class C common stock, each voting separately as a class.
Change of Control Transactions. In the event of certain mergers, consolidations, business combinations, or other similar transactions, shares of our Class A, Class B, or Class C common stock will be treated equally, identically, and will share ratably, on a per share basis, in any consideration related to such transaction, unless (i) the only difference in the per share consideration is that any securities distributed to holders of our Class B common stock have ten times the voting power of any securities distributed to the holders of our Class A common stock, and that any securities distributed to the holders of our Class C common stock have no voting rights, or (ii) different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class. In the event that the holders of shares of Class A common stock, Class B common stock, or Class C common stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such transaction, the foregoing will be satisfied if holders of shares of Class A, Class B, and Class C common stock are granted identical election rights, provided that any securities that a holder of our Class B common stock may elect to receive may have ten times the voting power of securities that a holder of our Class A common stock may elect to receive, and any securities that a holder of our Class C common stock may elect to receive may have no voting rights.
Subdivisions, Combinations, and Reclassifications. If we subdivide or combine in any manner outstanding shares of Class A, Class B, or Class C common stock, then the outstanding shares of the other classes will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, and by the affirmative vote of the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class.
Approval and Designation Rights
For so long as the Governance Agreement remains in effect, our amended and restated certificate of incorporation requires, subject to certain limitations, that we obtain Advance’s prior written approval in order to:
•increase the size of our board of directors if the increase would cause our board of directors to consist of more than ten members;
•select a chairperson of our board of directors;
•issue securities other than shares of Class A common stock, Class C common stock, or securities convertible solely into, exchangeable solely for, or containing a right to purchase solely, shares of Class A common stock or any other class or series of common stock with one or fewer votes per share;
•establish any new class of securities or to issue securities which, in the aggregate, represent more than 10% of the voting power of the securities beneficially owned by Advance and certain of its affiliates as of March 25, 2024;
•amend our amended and restated certificate of incorporation or amended and restated bylaws if such amendment would adversely affect Advance’s rights thereunder;
•effect or consummate a change of control transaction or any other merger, consolidation, business combination, sale, or acquisition that changes the rights or preferences of our security holders;
•effect the liquidation, dissolution, or winding up of our business operations;
•terminate, reduce, or enlarge the responsibilities of, or elect, appoint, or remove, our Chief Executive Officer; or
•submit to our stockholders any proposal to effect the conversion of all then-outstanding shares of our Class C common stock into an equivalent number of fully paid and non-assessable shares of Class A common stock, as set forth in our amended and restated certificate of incorporation or otherwise.
Our amended and restated certificate of incorporation also requires us to include two directors designated by Advance in the slate of nominees for election as directors at each applicable annual or special meeting of stockholders. Subject to certain limitations, Advance has the exclusive right to replace its designees and to fill any vacancies created by reason of death, removal, or resignation of its designees.
No Preemptive or Similar Rights
Holders of shares of our common stock do not have preemptive, subscription, or redemption rights. There are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Non-assessable
All of our outstanding shares of Class A and Class B common stock are fully paid and non-assessable.
Class C Common Stock
Our authorized but unissued shares of Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the rules of the NYSE. We have no current plans to issue any shares of Class C common stock. However, we may in the future issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, and equity incentives to our employees, consultants, and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A and Class B common stock. Because the Class C common stock carries no voting rights (except as otherwise required by law) and is not listed for trading on an exchange or registered for sale with the SEC, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue shares of Class C common stock, the holders of our Class B common stock may be able to hold significant voting control and determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. In addition, if we issue shares of Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A and Class B common stock.
Preferred Stock
Our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange, and subject to the rights granted to Advance pursuant to our amended and restated certificate of incorporation and the Governance Agreement. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.
Subject to the rights granted to Advance pursuant to our amended and restated certificate of incorporation and the Governance Agreement, our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company that may otherwise benefit holders of our Class A, Class B, and Class C common stock and may adversely affect the market price of the Class A common stock and the voting and other rights of the holders of our Class A, Class B, and Class C common stock. We have no current plans to issue any shares of preferred stock.
Voting Agreements
Mr. Huffman has entered into a voting agreement with each of (i) Advance (the “Advance Voting Agreement”) and (ii) Tencent Cloud Europe B.V. and Jojoba Investment Limited (the “Tencent Voting Agreement” and, together with the Advance Voting Agreement, the “Voting Agreements”).
Advance Voting Agreement
Pursuant to the Advance Voting Agreement, Mr. Huffman has the authority (and irrevocable proxy) to vote shares then owned by Advance, subject to certain limitations, as follows:
•in favor of the director nominees designated by Advance in connection with any election of directors, for so long as Advance has the right to designate directors pursuant to our amended and restated certificate of incorporation and the Governance Agreement;
•in favor of the directors nominated or identified by Mr. Huffman, in connection with any election of directors; and

•in Mr. Huffman’s sole discretion, on all matters submitted to a vote of our stockholders, except for (i) the election of directors, as set forth above, (ii) any action terminating, reducing, or enlarging the responsibilities of, or electing, appointing, or removing Mr. Huffman as Chief Executive Officer, and (iii) certain matters requiring the consent of Advance, as described below.
Prior to Advance exercising any approval rights it may have under our amended and restated certificate of incorporation, amended and restated bylaws, or otherwise, Advance and Mr. Huffman shall use reasonable efforts to mutually agree upon how Advance shall exercise such right. If, after reasonable efforts, Mr. Huffman and Advance cannot agree, Advance shall be permitted to exercise its approval rights in its sole discretion. However, if an agreement is reached and such matter is submitted to a vote of our stockholders, Mr. Huffman has the right to vote all of the shares subject to the Advance Voting Agreement in a manner consistent with how Advance and Mr. Huffman have mutually agreed the vote for such matter shall be cast. The matters subject to the mutual agreement of Advance and Mr. Huffman are as follows:
•the establishment of any new class of securities or the issuance of securities which, in the aggregate, represent more than 10% of the voting power of the securities beneficially owned by Advance and certain of its affiliates as of March 25, 2024; provided, however, that Advance’s separate approval will not be necessary to issue securities (i) to our employees pursuant to a customary employee equity plan, employee stock purchase plan, or similar stock purchase program, or (ii) to compensate Mr. Huffman, so long as any such issuance to our employees or to Mr. Huffman is approved by, our compensation and talent committee;
•any amendment to our amended and restated certificate of incorporation or amended and restated bylaws that would adversely impact Advance’s rights thereunder;
•a change of control transaction or any other merger, consolidation, business combination, sale, or acquisition that changes the rights or preferences of our security holders;
•the liquidation, dissolution, or winding up of our business operations;
•submission to our stockholders of any proposal to effect the conversion of all then-outstanding shares of our Class C common stock into an equivalent number of fully paid and non-assessable shares of Class A common stock, as set forth in our amended and restated certificate of incorporation or otherwise; and
•any other matters that require Advance’s approval as set forth in our amended and restated certificate of incorporation, amended and restated bylaws, and/or any agreement among our stockholders.
In the event that Advance transfers, assigns, sells, pledges, or otherwise disposes of any shares, each transferee, assignee, or other recipient shall receive such shares subject in all respects to the terms of the Advance Voting Agreement, unless such transfer results in the conversion of shares of Class B common stock into Class A common stock in accordance with the terms of our amended and restated certificate of incorporation.
Additionally, in the event that prior to the termination of the Advance Voting Agreement, Mr. Huffman provides explicit written notice that he will not vote the shares subject to the Advance Voting Agreement, or that Advance is permitted to vote the shares subject to the Advance Voting Agreement, Advance will be entitled to vote any of the shares subject to the Advance Voting Agreement in its sole discretion.
The Advance Voting Agreement will terminate upon the earliest to occur of: (i) the date on which Mr. Huffman is no longer our Chief Executive Officer; (ii) the completion of the liquidation, dissolution, or winding up of our business operations, or upon a change of control; (iii) the execution of a general assignment for the benefit of our creditors or the appointment of a receiver or trustee to take possession of our property or assets; (iv) the date when (a) Advance and certain of its affiliates cease to beneficially own at least 21,103,637 shares of our common stock, and (b) the then-outstanding shares of our Class B common stock, in the aggregate, represents less than 7.5% of the aggregate of the then-outstanding shares of our Class A and Class B common stock; or (v) March 19, 2034 (the “Expiration Date”); provided, however, that the Expiration Date shall be automatically extended for one-year terms unless either Advance or Mr. Huffman provide notice of their intent to have the Advance Voting Agreement expire, at least sixty days prior to the next applicable Expiration Date. We are not a party to the Advance Voting Agreement.

Tencent Voting Agreement
Pursuant to the Tencent Voting Agreement, for so long Mr. Huffman is our Chief Executive Officer, Mr. Huffman has the authority (and irrevocable proxy) to vote shares then owned by affiliates of Tencent Holdings Limited (“Tencent”), in Mr. Huffman’s sole discretion, on all matters submitted to a vote of our stockholders, except for:
•any amendment to our amended and restated certificate of incorporation or amended and restated bylaws that would (i) impose any restrictions or amend any existing restrictions on transfer applicable to our equity securities owned by Tencent and its permitted transferees, (ii) amend or waive any dividend rights applicable to our equity securities owned by Tencent and its permitted transferees, (iii) amend or waive any liquidation rights applicable to our equity securities owned by Tencent and its permitted transferees, or (iv) amend or waive any voting rights applicable to our equity securities owned by Tencent and its permitted transferees;
•a change of control transaction or any other merger, consolidation, business combination, sale, or acquisition that changes Tencent’s rights or preferences;
•the liquidation, dissolution, or winding up of our business operations;
•any proposal to effect the conversion of all then-outstanding shares of our Class B common stock into an equivalent number of fully paid and non-assessable shares of our Class A common stock, as set forth in our amended and restated certificate of incorporation or otherwise; and
•any transaction with any of our directors or officers, or any associate of any director or officer, or in which any of our directors or officers has a material financial interest, which shall be deemed to exclude (i) any benefits plans or equity compensation plans or stock plans which are not exclusively or primarily for the benefit of directors or officers or (ii) interest resulting solely from such director’s or officer’s pro rata interest as a holder of our equity securities.
In the event that Tencent transfers, assigns, sells, pledges, or otherwise disposes of any shares, such shares shall, if transferred to a permitted transferee, remain subject in all respects to the terms of the Tencent Voting Agreement and, if not to a permitted transferee, shall no longer be subject to the terms and conditions of the Tencent Voting Agreement.
Additionally, in the event that prior to the termination of the Tencent Voting Agreement, Mr. Huffman provides explicit written notice that he will not vote the shares subject to the Tencent Voting Agreement, or that Tencent is permitted to vote the shares subject to the Tencent Voting Agreement, Tencent will be entitled to vote any of the shares subject to the Tencent Voting Agreement in its sole and absolute discretion.
The Tencent Voting Agreement will terminate upon the earliest to occur of: (i) the completion of the liquidation, dissolution, or winding up of our business operations, or upon a change of control; (ii) the execution of a general assignment for the benefit of our creditors or the appointment of a receiver or trustee to take possession of our property or assets; or (iii) the date when Tencent and certain of its affiliates cease to beneficially own at least 4.99% of the total votes of our outstanding securities entitled to vote.
In the event Mr. Huffman is no longer our Chief Executive Officer prior to the termination of the Tencent Voting Agreement, a member of our board of directors, as appointed by our board of directors, will continue to have the voting rights granted to Mr. Huffman under the Tencent Voting Agreement. Such director will be required to vote shares subject to the Tencent Voting Agreement as directed by our board of directors. We are a party to the Tencent Voting Agreement.
Registration Rights
Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in the Investors’ Rights Agreement, which was entered into in connection with our convertible preferred stock financings. The registration rights set forth in the Amended and Restated Investors’ Rights Agreement terminate upon the earlier to occur of (i) March 25, 2029, (ii) five years after a Reporting Event (as defined in the Investors’ Rights Agreement), (iii) with respect to any particular stockholder, the earliest of when such stockholder is able to sell all of its shares pursuant to Rule 144(b)(1)(i) of the Securities Act or holds 1% or less of our outstanding common stock and is able to sell all of its Registrable Securities (as defined in the Investors’ Rights Agreement) pursuant to Rule 144 of the Securities Act during any three month period, or (iv) after the consummation of a Liquidation Event (as defined in our amended and restated certificate of incorporation in effect as of immediately prior to the completion of our initial public offering). We will pay the registration expenses (other than any underwriting discounts and selling commissions) of the holders of the shares registered for sale pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders not to exceed $25,000. However, we will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of the voting power of the securities to be registered. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
Certain holders of our common stock are entitled to demand registration rights. At any time beginning on September 25, 2024, the holders of at least 50% of the voting power of the Registrable Securities then outstanding can request that we register the offer and sale of their shares on a registration statement on Form S-1 if we are eligible to file a registration statement on Form S-1 so long as the request covers at least that number of shares with an anticipated aggregate offering price of at least $30.0 million. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of up to 90 days. In addition, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of and ending on a date 180 days following the effectiveness of a registration statement relating to a registration initiated by us.
Form S-3 Registration Rights
Certain holders of our common stock are entitled to certain Form S-3 registration rights. The holders of at least 30% of the voting power of the Registrable Securities then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price of at least $15.0 million, net of any underwriting discounts and commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations pursuant to such requests within the 12-month period preceding the date of the request. In addition, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of up to 90 days. Lastly, we will not be required to effect a demand registration during the period beginning 30 days prior to our good faith estimate of the date of the filing of and ending on a date 90 days following the effectiveness of a registration statement relating to a registration initiated by us.
Piggyback Registration Rights
If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of our common stock are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations, which, in the case of an underwritten offering, will be in the sole discretion of the underwriters. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration related solely to a company stock plan, (iii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, or (v) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Anti-Takeover Provisions
Certain provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We have opted out of Section 203 of the Delaware General Corporation Law, but our amended and restated certificate of incorporation provides that the restrictions contained in Section 203 will apply to us immediately following the time at which all of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provision of our amended and restated certificate of incorporation, apply to us; (ii) Advance and its affiliates and associates beneficially own less than 15% of the voting power of the then-outstanding shares of our common stock, and (iii) the Governance Agreement has terminated in accordance with its terms. If these conditions all exist, we will thereafter be governed by Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.
Moreover, our amended and restated certificate of incorporation provides that, unless and until all of the conditions discussed above exist (at which point we will thereafter be governed by Section 203), we will be governed by provisions substantially similar to Section 203. These provisions will likewise prohibit us from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to the exceptions outlined above, except that neither Advance nor its affiliates and associates will be deemed to be an “interested stockholder” for these purposes. The application of these provisions, or the potential application of Section 203 to us in the future, may have the effect of delaying, deferring, or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Multi-Class Stock
As described above in the subsection titled “Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a multi-class common stock structure, which provides holders of our Class B common stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Board of Directors Vacancies
Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats, subject to the rights granted to Advance pursuant to our amended and restated certificate of incorporation and the Governance Agreement. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors, except that we are required to obtain Advance’s prior written approval to increase the size of our board of directors if such increase would cause our board of directors to consist of more than ten members. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation provides that, at any time when the holders of our Class B common stock hold less than 30% of the voting power of all of the then-outstanding shares of our capital stock, our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, once the holders of our Class B common stock hold less than 30% of the voting power of all of the then-outstanding shares of our capital stock, a holder controlling a majority of our capital stock will not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairperson of our board of directors (if any), our Chief Executive Officer, our board of directors pursuant to a resolution adopted by a majority of our board of directors, or, at such time the holders of shares of our Class B common stock beneficially own, in the aggregate, at least 30% of the voting power of all of the then-outstanding shares of our capital stock, our Secretary, following his or her receipt of one or more written demands to call a special meeting from stockholders of record as of the applicable record date who hold, in the aggregate, at least 30% of the voting power of all of the then-outstanding shares of our capital stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before annual or special meetings of stockholders or to nominate candidates for election as directors at annual or special meetings of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before annual or special meetings of stockholders or from making nominations for directors at annual or special meetings of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendment of Charter and Bylaws Provisions
Amendments to our amended and restated certificate of incorporation require the approval of a majority of the outstanding voting power of our common stock, except where a class vote would be required by applicable law. Our amended and restated bylaws also provide that approval of stockholders holding at least 66 2/3% of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws. Pursuant to our amended and restated certificate of incorporation and the Governance Agreement, we also require Advance’s prior written approval or consent to implement any amendment to our amended and restated certificate of incorporation or amended and restated bylaws that would adversely affect Advance’s rights thereunder.
Issuance of Undesignated Preferred Stock
Subject to the rights granted to Advance pursuant to our amended and restated certificate of incorporation and the Governance Agreement, our board of is authorized to direct us to issue, without stockholder approval, unless required by law or by any stock exchange, up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Choice of Forum
Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit, or proceeding brought on our behalf; (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit, or proceeding asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time); or (iv) any action, suit, or proceeding asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
If any action, the subject matter of which is within the scope described above, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Listing
Our Class A common stock is listed on the NYSE under the symbol “RDDT.”

Transfer Agent and Registrar
The transfer agent and registrar for our Class A and Class B common stock is Computershare Trust Company, N.A. The address of the transfer agent and registrar is 250 Royall Street, Canton, Massachusetts 02021.